Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of November 1, 2015 (the “Employment Agreement”), by and between Sanderson Farms, Inc., a Mississippi corporation (the “Company”), and Joe F. Sanderson, Jr. (the “Executive”).

WHEREAS, the Executive possesses skills, experience and knowledge that are of significant value to the Company;

WHEREAS, the Company and the Executive desire to enter into this Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1. Employment.

1.1. Term. Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on the date set forth above and ending on the termination of the Executive’s employment in accordance with Section 3 hereof (the “Term”).

1.2. Title; Duties; Place of Performance. During the Term, the Executive shall serve as Treasurer and Chief Financial Officer of the Company and such other positions as an officer or director of the Company and such Affiliates of the Company as the Executive and the board of directors of the Company (the “Board”) or an appropriate committee thereof shall mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term as directed by the Board and shall operate within the guidelines, plans or policies as may be established or approved by the Company from time to time. The Executive’s principal places of employment during the Term shall be Laurel, Mississippi, except for reasonable travel as required in connection with the business and affairs of the Company.

1.3. Outside Affairs. During the Term, the Executive shall devote such time, attention, and diligence to the business and affairs of the Company as are necessary to the satisfactory performance of his duties to the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Paragraph 1.2 hereof. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company . Notwithstanding this Paragraph, the Executive may during the Term: (i) engage in charitable and community activities and (ii) manage personal and family investments and affairs, in each case so long as such activities do not violate the terms of this Employment Agreement or interfere with the satisfactory performance of his duties hereunder. In addition, without limiting the generality of the foregoing, during the Term the Executive shall not serve on the boards of directors of any for-profit entity without the prior consent of the Board or an appropriate committee thereof.

Section 2. Compensation.

2.1. Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a salary at an initial annual rate of One Million Four Hundred Forty-Six Thousand Dollars ($1,446,000), payable with the same frequency and on the same basis that the Company normally makes salary payments to other executive personnel of the Company (the “Base Salary”). The Compensation Committee of the Board (the “Compensation Committee”) shall review and reassess the Base Salary at least annually and may elect to change it, subject to Paragraph 3.2 hereof. Any resolution of the Compensation Committee changing the Base Salary shall automatically amend and be incorporated into this Employment Agreement.

2.2. Annual Bonus. The Executive shall be entitled to any cash bonus award payable to him in accordance with any bonus award program adopted by the Compensation Committee.

2.3. Benefits. During the Term, the Executive shall be eligible to participate in the health insurance, retirement and other perquisites and benefits of the Company as in effect from time to time.

2.4. Vacation and Sick Pay. The Executive will be entitled to paid vacation and sick leave during the Term in accordance with the terms and conditions of the Company’s vacation and sick leave policies as in effect from time to time.

2.5. Holidays. The Executive shall be entitled to all paid holidays given to the Company’s executive employees in accordance with Company policy.

2.6. Business and Entertainment Expenses. The Company shall promptly pay or reimburse the Executive for all reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Employment Agreement, upon presentation of documentation and in accordance with the expense reimbursement policy of the Company in effect from time to time. With respect to any such payment or reimbursement that would otherwise constitute a deferral of compensation within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the payment or reimbursement will be made no later than the 15th day of the third month following the later of the end of the calendar year or the end of the Company’s fiscal year in which the expense was incurred.

2.7. Indemnification. To the maximum extent permitted by applicable law and the Company’s Articles of Incorporation, as amended, and Bylaws, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising against him from the Executive’s performance of duties for the benefit of the Company. The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

2.8. Supplemental Disability Plan. The Executive is hereby designated a “Participant” pursuant to Section 1.6 of the Sanderson Farms, Inc. Supplemental Disability Plan effective September 1, 2008.

Section 3. Employment Termination.

3.1. Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily terminate his employment for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than 30 days’ notice to the other party specifying the reason therefor, if applicable to the termination. Such notice may not be given until any other notice required by Paragraph 3.2(a) or (b) has been given. The Executive’s employment shall automatically and immediately terminate upon the Executive’s death. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination, any accrued but unpaid benefits, and any unreimbursed expenses in accordance with Paragraph 2.6 hereof (collectively, the “Accrued Amounts”). If the Executive’s employment terminates due to his death, the Company shall pay the Accrued Amounts to his designated beneficiary (such beneficiary to be designated in writing by the Executive, or in the absence of a separate written designation, such beneficiary shall be Executive’s spouse or, if there is no spouse, his estate), and shall also pay to such beneficiary the Executive’s Base Salary at the rate in effect on the date of his death according to the Company’s regular payroll schedule from the date of his death until the first anniversary thereof. Nothing in this Agreement shall entitle the Executive to the Severance Payments and other benefits provided for in Paragraph 3.2 if his employment terminates due to his death, disability or retirement.

3.2. Termination by the Company Other Than For Cause or Poor Performance; Change in Control; Termination by the Executive for Good Reason. If (i) prior to a Change in Control, the Executive’s employment is terminated by the Company during the Term other than for Cause or Poor Performance, (ii) simultaneously with or after a Change in Control, the Executive’s employment is terminated by the Company other than for Cause, or (iii) the Executive resigns for Good Reason within 30 days following the deadline set forth in Paragraph 3.2(a)(C) by which the Company must cure the Resignation Condition (the “Cure Deadline”), then in addition to the Accrued Amounts the Executive shall be entitled to the following payments and benefits: (a) an amount equal to two times the Executive’s annual Base Salary in effect at the time of termination, and (b) an amount equal to two times fifty percent of the maximum bonus opportunity available to the Executive (had the Executive’s employment not terminated) under any bonus award program in effect for the fiscal year in which termination occurs (based on the bonus plan (if any) in effect for that year) (the payments provided for in clauses (a) and (b) are referred to as the “Severance Payments”) and (c) the continuation, on the same terms as an active employee, of medical benefits the Executive would otherwise be eligible to receive as an active employee of the Company for twenty-four (24) months or, if earlier, until such time as the Executive becomes eligible for substantially similar medical benefits from a subsequent employer. The Severance Payments shall be payable in a lump sum in immediately available funds as soon as practicable following the Executive’s termination or resignation, but in any event no later than the 45th day after the termination of the Executive’s employment. Notwithstanding the preceding sentence, if payment of the Severance Payments as aforesaid would cause the imposition of an excise tax on all or any part of the Severance Payments pursuant to Section 409A of the Code, then payment of all or such part of the Severance

Payments shall be delayed or advanced to the earliest practicable date that avoids the imposition of such excise tax. The Company’s obligations to make the Severance Payments and provide the benefits described in clause (c) above shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable release of claims arising in connection with the Executive’s employment and termination of employment with the Company and its Affiliates (the “Release”) substantially in the form attached hereto as Exhibit A. Notwithstanding any other provision of this Employment Agreement to the contrary, the Executive acknowledges and agrees that any and all Severance Payments to which the Executive is entitled under this Section 3 are conditioned upon and subject to the Executive’s execution of the Release becoming effective by the 90th day following the Executive’s separation from service. Such payments will commence the day following the date the Release becomes effective, provided that if the 90 day period spans two calendar years, the payments will commence in the second calendar year. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Employment Agreement, the Executive will immediately return to the Company any portion of the Severance Payments that has been paid to the Executive pursuant to this Section 3 and Executive’s entitlement to continued medical benefits shall immediately cease.

For purposes of this Employment Agreement:

(a) “Good Reason” shall mean (A) one of the following (each, a “Resignation Condition”) has occurred: (i) a material breach by the Company of any of the covenants in this Employment Agreement, (ii) any reduction in the Executive’s Base Salary or target bonus opportunity, other than a reduction that is part of a salary and bonus opportunity reduction program affecting senior executives of the Company generally, (iii) the relocation of the Executive’s principal place of employment, without the Executive’s consent, that would increase the Executive’s one-way commute by more than 40 miles, (iv) assignment of duties or responsibilities inappropriate for an executive officer, except as a result of the Executive’s Disability or ill health, or (v) after a Change in Control, the alteration of the Executive’s position in a way that significantly changes his status, offices, reporting requirements, authority, daily routine or responsibilities as they existed before the Change in Control, whether or not the Executive’s title and location remain the same, which results in a material diminution in such position; (B) the Executive has given the Company written notice of the occurrence of the Resignation Condition within 30 days after the Resignation Condition occurred; and (C) the Company has not cured the Resignation Condition by the date that is 30 days after receiving the notice from the Executive required by clause (B) of this Paragraph.

(b) “Cause” means (1) any conviction of, or plea of guilty or nolo contendere to (x) any felony (except for vehicular-related felonies, other than vehicular manslaughter or vehicular homicide) or (y) any crime (whether or not a felony) involving dishonesty, fraud, or breach of fiduciary duty; (2) willful misconduct by the Executive; (3) failure or refusal, other than by reason of Disability or ill health, to perform faithfully and diligently the usual and customary duties of his employment; (4) failure or refusal to comply with the reasonable policies, standards and regulations of the Company which, from time to time, may be established and disseminated; (5) a material breach by the Executive of any terms related to his employment in any applicable agreement; or (6) the Executive engaging in any Prohibited Activity (as defined below);

provided that the conduct described in clauses (2) through (5) shall not constitute Cause unless the Company has provided the Executive with written notice of such conduct and the Executive has failed to cure such conduct within five business days of receiving such notice. Following a Change in Control, the duties of the Executive’s employment and policies, standards and regulations of the Company referred to in Paragraphs 3.2(b)(3) and (4) above shall not be more onerous than those in place before the Change in Control.

(c) As used in this Employment Agreement, conduct is “cured” if, within the applicable time period, its effect is reversed, to the extent it is capable of being reversed, and the conduct ceases to continue; provided, however, that conduct shall be deemed to be unable to be “cured” if such conduct has had or would have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole.

(d) “Prohibited Activity” means engaging in conduct proscribed by Section 4.

(e) “Poor Performance” means the failure by the Executive to perform the duties of his office to the satisfaction of the Board or the Chief Executive Officer of the Company as approved by the Board. Poor performance shall be exclusively determined by the Board or the Chief Executive Officer as approved by the Board.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(1) The acquisition (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50 percent of the then outstanding shares of common stock of the Company; or

(2) Approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or approval by the Board of the acquisition by the Company of assets of another corporation (each of the foregoing, a “Business Combination”), in each case, unless, following such Business Combination, the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving or resulting from such Business Combination (or of a corporation which as a result of such transaction controls the Company or owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the common stock of the Company; or

(3) individuals who, as of the date of this Employment Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(4) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(g) “Disability” has such meaning as determined by the Board from time to time.

3.3. Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive payments due the Executive upon a termination of his employment under this Employment Agreement.

3.4. Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) and the boards of all of its subsidiaries.

3.5. Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall reimburse the Executive for expenses reasonably incurred by him in connection with such matters as agreed by the Executive and the Board.

3.6. Section 409A. Notwithstanding the foregoing provisions of this Employment Agreement, if as of the date of termination of the Executive’s employment, he is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on such date of termination), amounts or benefits that are deferred compensation subject to Section 409A of the Code, as determined in the reasonable discretion of the Company, that would otherwise be payable or provided during the six-month period immediately following termination (other than the Accrued Amounts), shall instead be paid or provided, with interest on any delayed payment at the prime lending rate prevailing at such time, as published in the Wall Street Journal, on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A of the Code (or, if earlier, the Executive’s date of death).

3.7. Golden Parachute Excise Tax Provisions. In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2)) of the Code to the Executive or

for his benefit paid or payable or distributed to or distributable pursuant to the terms of this Employment Agreement or otherwise in connection with, or arising out of, his employment (“Termination Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Golden Parachute Excise Tax”), then the total Termination Payments shall be reduced to the extent the payment of such amounts would no longer cause any portion of the Executive’s total termination benefits to constitute an “excess” parachute payment under Section 280G of the Code and by reason of such excess parachute payment the Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if the Executive (or the Executive’s tax advisor) determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceeds that calculated without the foregoing restriction. Except as otherwise expressly provided herein, all determinations under this Paragraph 3.7 shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon Executive and the Company.

3.8. Company Withholding. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the determination of the Executive or his advisor pursuant to Paragraph 3.7 hereof, a Golden Parachute Excise Tax will be imposed on any Termination Payment or Payments, the Company shall pay to the applicable government taxing authorities as Golden Parachute Excise Tax withholding, the amount of the Golden Parachute Excise Tax that the Company has actually withheld from the Termination Payment or Payments.

Section 4. Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

4.1. Definitions. For purposes of this Agreement, the following terms shall have the meaning ascribed to them:

(a) “Look Back Period” shall mean the two (2) years preceding the termination of Executive’s employment by Company, whatever the cause;

(b) “Restricted Enterprise” shall mean any person or entity engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) any aspect of operations substantially similar to those engaged in by the Company during the Look Back Period. The parties understand, that at the time of signing, the Company is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items;

(c) “Restriction Period” shall mean the period during Executive’s employment (whether during the Term or thereafter) and the two (2) years following the termination of Executive’s employment with the Company, whatever the cause;

(d) “Potential Customer” shall mean a person or business the Executive solicited on behalf of the Company or its Affiliates or about whom the Executive gained Confidential Information during the Look Back Period and who has not conclusively decided not to do business with the Company at the time of enforcement;

(e) “Affiliate” means the Company’s successors in interest, affiliates (as defined in Rule 12b-2 under Section 12 of the Exchange Act), sister companies or divisions, subsidiaries, parents, purchasers, or assignees.

4.2. The Company. The Company will give Executive Confidential Information, as defined below, and the opportunity to develop goodwill with the Company’s customers. The parties intend that the protective covenants in this Section 4 to be ancillary to the Company’s promises and obligations under this Paragraph 4.2. The parties further intend that Company’s promises constitute a positive contract and that a court construe Company’s promises and Executive’s obligations as creating bi-lateral obligations.

4.3. Unauthorized Disclosure. “Confidential Information,” as defined herein, means legally-protectable information relating to the affairs of the Company and/or its Affiliates that is maintained as confidential by the Company, and that is not authorized for disclosure to the public, including, without limitation; technical information, ideas, know-how and intellectual property; business and marketing plans and proposals; research and development; strategies; customer and supplier lists and information; software; product, pricing and cost information; promotions; development; financing; expansion plans; business policies and practices of the Company and its Affiliates ; and information about the business affairs of third parties (including, but not limited to, customers) that such third parties provided to Company in confidence. Confidential Information includes trade secrets, but a piece of information need not qualify as a trade secret in order to be protected. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose, communicate, or furnish to any other person any Confidential Information except for Permitted Disclosures; or use for the Executive’s or any other person’s account any Confidential Information except for Permitted Disclosures. Provided, however, that if a time limitation on this restriction is required in order for it to be enforceable, then this restriction shall be limited to a period of three (3) years following the termination of Executive’s employment (whatever the cause) for any Confidential Information that does not qualify as a trade secret. For trade secrets, this restriction shall extend as long as the information continues to qualify as a trade secret. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other product, material, data or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his possession, custody or control (whether in electronic, “hard” or other format). “Permitted Disclosure” means the disclosure of Confidential Information that (i) is made with the prior written consent of the Company, (ii) is required to be disclosed by law or legal process (of which Executive shall have given as much advance written notice to the Company as is practicable under the circumstances), or (iii) is made in the course of the Executive’s employment with the Company, but only to the extent the Executive reasonably deems such disclosure necessary or appropriate to perform the Executive’s responsibilities on behalf of the Company or otherwise advance the interests of the Company. Notwithstanding anything herein to the contrary, nothing in this Employment Agreement shall (i)

prohibit the Executive from making reports of possible violations of federal law or regulations to any governmental agency or entity in accordance with the provisions of and the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulations, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

4.4. Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Company’s agreement to provide Confidential Information and the ability to develop goodwill to the Executive (as set forth in Paragraph 4.2), the Executive agrees that the Executive shall not, during the Restriction Period, anywhere in the United States, provide services that are the same or substantially similar to those Executive performed for the Company during the Look Back Period or which will probably or inevitably result in the use or disclosure of Company’s Confidential Information to any Restricted Enterprise; provided, that in no event shall ownership of two percent (2%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Paragraph 4.4, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights generally held by all stockholders; and provided further, that the covenant contained in this Paragraph 4.4 shall not apply if the Company terminates the Executive’s employment for Poor Performance. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

4.5. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not, other than on behalf of the Company, solicit or assist any person to solicit for employment or hire any person who is, or within four months prior to the date of such solicitation or hire was, a director, officer or employee of the Company or any of its subsidiaries, provided that this Paragraph 4.5 shall not apply to solicitation of a person who responds to general advertising.

4.6. Non-Solicitation of Customers. During the Restriction Period, the Executive shall not, on behalf of himself or any other person;

(a) Call upon any of the customers or clients of the Company or its Affiliates or any Potential Customer for the purpose of soliciting or providing any product or service that competes or could compete with any product or service provided by the Company or its Affiliates,

(b) Divert or take away, or attempt to take away any of the customers, clients, or patrons of the Company or its Affiliates; or

(c) Encourage any of the customers, clients, or patrons of the Company or its Affiliates to cease doing business with the Company.

4.7. Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Paragraphs 4.4, 4.5, or 4.6 hereof.

4.8. Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 4 unenforceable, the other provisions of this Section 4 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration and/or size. The parties further authorize a court of competent jurisdiction to reduce or otherwise modify the scope of activities restrained by Section 4 should the provisions of this Agreement be deemed overly broad in the scope of activities restrained by them.

4.9. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return to the Company any Severance Payments paid pursuant to Paragraph 3.2. One Thousand Dollars ($1,000.00) is the agreed amount for the bond to be posted if an injunction is sought by Company to enforce the restrictions in this Agreement on Executive. The terms of this Paragraph 4.9 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

4.10. Notice and Early Resolution Conference. During the Restriction Period, Executive will give Company written notice at least thirty (30) days prior to going to work for a Restricted Enterprise, will provide Company with a description of the duties and activities of the new position, and will participate in a mediation or in-person conference if requested to do so by Company within thirty days of such a request in order to help avoid unnecessary legal disputes.

4.11. Resolution of Rights Regarding Confidential Information and Goodwill. Executive has received Confidential Information and/or developed business goodwill with customers through, or in the course of, past association with Company or an Affiliate. The nature and scope of restrictions, necessary to protect the parties’ interests related to these past events, is unresolved. The parties agree that an important purpose of this Agreement is to resolve such uncertainties and to settle such disputes and provide a set of predictable boundaries upon which they may rely to avoid future disputes over what jobs or conduct will result in misappropriation of Confidential Information, conversion of customer goodwill, or similar irreparable harm. To settle and dispose of any dispute regarding these issues, Executive agrees not to sue or otherwise pursue a legal action to avoid the agreed-upon restrictions in the Agreement.

4.12. State-Specific Modifications.

(a) Georgia. If, notwithstanding the Mississippi choice of law provision, Georgia law is deemed to apply, then: (1) The Non-Competition Provision in Paragraph 4.4 shall be rewritten as follows: Executive agrees that during the Restriction Period, Executive shall not, anywhere in the United States, provide managerial services or serve in a managerial position for any enterprise devoted to the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items, other than the Company and its Affiliates; (2) the Non-Solicitation of Customers provision in Paragraph 4.6 shall be rewritten as follows: Executive agrees that during the Restriction Period, Executive will not, in any way, directly or indirectly, solicit, divert, or take away, or attempt to solicit, divert or take away, Company customers that Executive solicited while he was employed with Company, to sell to such customer any product that Company provides at the time Executive signs this Agreement; unless an authorized Company officer gives Executive written permission to do so. The parties agree this restriction is inherently reasonable because it is limited to the places or locations where the customer is doing business at the time; (3) The tolling provision in Paragraph 4.7 shall not apply; (4) the covenant not to sue in Paragraph 4.11 shall not apply; and (5) the jury trial waiver in Paragraph 7.4(b) shall not apply.

(b) Louisiana. If, notwithstanding the Mississippi choice of law provision, Louisiana law is deemed to apply, then the provisions of Paragraphs 4.4 and 4.6 shall be limited within the state of Louisiana to the parishes identified on Appendix “A”, attached hereto and incorporated herein for all purposes. Provided, however, that nothing in Agreement may be construed to prohibit the enforcement of Paragraphs 4.4 and 4.6 in accordance with their terms in states outside of Louisiana.

(c) North Carolina. If, notwithstanding the Mississippi choice of law provision, North Carolina law is deemed to apply, then the jury trial waiver in Paragraph 7.4(b) shall not apply.

Section 5. Representation. The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Employment Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Employment Agreement.

Section 6. Withholding; Taxes. All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits paid to the Executive hereunder or otherwise.

Section 7. Miscellaneous.

7.1. Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. This Employment Agreement may be amended from time to time with the consent of the Executive, which shall not be unreasonably withheld, as may be necessary or appropriate to avoid adverse tax consequences to the Executive under Section 409A of the Code.

7.2. Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. The Agreement will inure to the benefit of Company’s Affiliates without need of any further authorization or agreement from Executive. Except as may be expressly provided herein, nothing in this Employment Agreement shall confer upon any person not a party to this Employment Agreement, or the legal representatives of such person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement.

7.3. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a) If to the Executive, to the most recent home address that the Company maintains in its records for the Executive,

(b) If to the Company, to:

Sanderson Farms, Inc.

127 Flynt Road

Laurel, Mississippi 39443

Attention:  Chief Executive Officer

Facsimile:  (601) 426-1461

Telephone:  (601) 649-4030

(c) With a copy to:

Brunini, Grantham, Grower & Hewes, PLLC

190 E. Capitol Street, Suite 100

Jackson, Mississippi 39201

Attention:  Walter S. Weems

Facsimile:  (601) 960-6902

and

Fishman Haygood Phelps

   Walmsley Willis & Swanson, L.L.P.

201 St. Charles Avenue

46th Floor

New Orleans, Louisiana 70170

Attention:  Louis Y. Fishman

Facsimile:  (504) 310-0255

Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

7.4. Governing Law; Forum.

(a) Governing Law. This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the state of Mississippi, without giving effect to the conflicts of law principles thereof.

(b) Forum. Each of the parties hereto: (i) agrees that the exclusive venue for any legal action arising from this Agreement shall be the Chancery Court for Jones County, Mississippi or the United States District Court for the Southern District of Mississippi; (ii) consents to submit itself to the personal jurisdiction of the courts of the State of Mississippi (the “Specified Courts”) in the event any dispute arises out of this Employment Agreement; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; (iv) agrees that it will not bring any action relating to this Employment Agreement or any of the transactions contemplated by this Employment Agreement in any court other than the Specified Courts; and (v) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Paragraph 7.3. Each party hereto hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Paragraph 7.3 shall be effective service of process for any suit or proceeding in connection with this Employment Agreement or the transactions contemplated hereby. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS EMPLOYMENT AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

7.5. Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court deems reasonable or valid.

7.6. Entire Agreement. From and after the date hereof, this Employment Agreement constitutes the entire agreement between the parties, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof and thereof, and specifically supersedes that certain Employment Agreement executed by the parties on September 15, 2009.

7.7. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

7.8. Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

7.9. General Interpretive Principles. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

7.10. Mutual Nondisparagement. Executive agrees that following the termination of his employment, whatever the cause, he will not make any disparaging statements about the Company or any statements designed to damage the reputation of the Company. The Company agrees that, following the termination of Executive’s employment, whatever the cause, the Company’s Board of Directors, executives and upper management will not make any disparaging statements about the Executive or any statements designed to damage the reputation of the Executive. Notwithstanding the foregoing, nothing in this Paragraph 7.10 shall prohibit either party from making truthful statements when required by order of a court or other governmental body having jurisdiction.

7.11. Section 409A Compliance. The Company and Executive intend that any amounts or benefits payable or provided under this Employment Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations relating thereto so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A. The provisions of this Employment Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A and preserve to the maximum extent possible the economic value of the relevant payment or benefit under this Employment Agreement to Executive.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

SANDERSON FARMS, INC.

/s/ Joe F. Sanderson, Jr.	By:	/s/ Joe F. Sanderson, Jr.
Joe F. Sanderson, Jr.	Name:	Joe F. Sanderson, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

	By:	/s/ Phil K. Livingston
	Name:	Phil K. Livingston
	Title:	Chairman, Compensation Committee of the Board of Directors

Exhibit A

WAIVER AND RELEASE OF CLAIMS

1.	General Release. In consideration of the payments and benefits to be made under the Employment Agreement, dated as of November 1, 2015, to which Sanderson Farms, Inc. (the “Company”) and Joe F. Sanderson, Jr. (the “Executive”) are parties (the “Employment Agreement”), the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, shareholders, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party (an “Action”) arising out of or in connection with the Executive’s service as an employee, officer and/or director to any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Employee Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), excepting only:

(a) rights of the Executive under this Waiver and Release of Claims and the Employment Agreement, including, but not limited to, the Executive’s rights to payments under Section 3 of the Employment Agreement;

(b) rights of the Executive relating to equity and equity compensatory awards, of Holdings and/or the Company held by the Executive as of his date of termination;

(c) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law and the Employment Agreement;

(d) rights to indemnification the Executive may have under the by-laws or certificate of incorporation of the Company;

(e) claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group; and

(f) claims for the reimbursement of un-reimbursed business expenses incurred prior to the date of termination pursuant to applicable Company policy.

2.	No Admissions, Complaints or Other Claims. The Executive acknowledges and agrees that this Waiver and Release of Claims is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Executive also acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any Actions against any Company Released Party with any governmental agency, court or tribunal.

3.	Application to all Forms of Relief. This Waiver and Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs and attorney’s fees and expenses.

4.	Specific Waiver. The Executive specifically acknowledges that his acceptance of the terms of this Waiver and Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law the Executive is not permitted to waive.

5.	Voluntariness. The Executive acknowledges and agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this Waiver and Release of Claims; that the Executive is signing this Waiver and Release of Claims of his own free will; that the Executive has read and understood the Waiver and Release of Claims before signing it; and that the Executive is signing this Waiver and Release of Claims in exchange for consideration that he believes is satisfactory and adequate. The Executive also acknowledges and agrees that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

6.	Complete Agreement/Severability. This Waiver and Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Waiver and Release of Claims. All provisions and portions of this Waiver and Release of Claims are severable. If any provision or portion of this Waiver and Release of Claims or the application of any provision or portion of the Waiver and Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Waiver and Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.	Acceptance and Revocability. The Executive acknowledges that he has been given a period of 21 days within which to consider this Waiver and Release of Claims, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this Waiver and Release of Claims at any time within this period of time by signing the Waiver and Release of Claims and returning it to the Company. This Waiver and Release of Claims becomes effective and enforceable on the eighth calendar day following the date of execution by Executive (“Effective Date”). The Executive may revoke his acceptance of this Waiver and Release of Claims at any time within seven calendar days after signing by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this Waiver and Release of Claims for all purposes. This Waiver and Release of Claims does not waive rights or claims under the ADEA that may arise after the Effective Date. The Executive acknowledges that the rights and claims waived in this Waiver and Release of Claims are in exchange for consideration over and above anything to which Executive is already entitled.

8.	Governing Law. Except for issues or matters as to which federal law is applicable, this Waiver and Release of Claims shall be governed by and construed and enforced in accordance with the laws of the state of Mississippi without giving effect to the conflicts of law principles thereof.

Joe F. Sanderson, Jr.

APPENDIX “A”

Acadia	Allen	Ascension	Assumption
Avoyelles	Beauregard	Bienville	Bossier
Caddo	Calcasieu	Caldwell	Cameron
Catahoula	Claiborne	Concordia	De Soto
East Baton Rouge	East Carroll	East Feliciana	Evangeline
Franklin	Grant	Iberia	Iberville
Jackson	Jefferson	Jefferson Davis	Lafayette
Lafourche	La Salle	Lincoln	Livingston
Madison	Morehouse	Natchitoches	Orleans
Ouachita	Plaquemines	Pointe Coupee	Rapides
Red River	Richland	Sabine	St. Bernard
St. Charles	St. Helena	St. James
St. John the Baptist	St. Landry	St. Martin	St. Mary
St. Tammany	Tangipahoa	Tensas	Terrebonne
Union	Vermilion	Vernon	Washington
Webster	West Baton Rouge	West Carroll	West Feliciana
Winn